Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Arrowroot Acquisition Corp. on Amendment No. 1 to Form S-4, File No. 333-274333 of our report dated September 1, 2023, except for Note 2 (Technology Partner and Revenue Recognition Accounting Policies) and Note 5 (Technology Partner), as to which the date is November 6, 2023, with respect to our audits of the consolidated financial statements of iLearningEngines, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021, and 2020 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Philadelphia, PA

November 6, 2023